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                                                                   Exhibit 10.56

                                                        [deCODE GENETICS LOGO]


                                                        Lynghalsi 1
                                                        IS-110 Reykjavik
                                                        ICELAND
                                                        Phone: +354 570 1900
                                                        Fax: +354 570 1981
                                                        E-mail: info@decode.is
                                                        Web Page: www.decode.com


December 30, 2000

Chung Tung Augustine Kong
5527 University Avenue, Apartment 4W
Chicago,  IL 60637
USA

Dear Augie:

I am pleased to confirm that deCODE genetics, Inc. is offering you a position as a Vice President, Statistics. In this position, your major responsibilities would be to oversee the activities of the team of deCode's statisticians in Iceland and Boston. This arrangement would begin on or about January 1, 2001.

In exchange for your services, you will receive the following compensation:

1. Base salary at an annual rate of $143,000, payable from the United States into an account that you'll indicate to us. Bank details: Hyde Park
     Bank, 1525 East 53d Street, Chicago, Il 60615 (773-752-4600). Account No:
     071004022:4468554

2. Participate in deCODE's stock option plan, as determined by the Board, with an initial option grant to purchase 80,000 shares of common stock, which will vest over a four-year period, subject to approval by the Compensation Committee of the Board at an exercise price determined by the Board (which will be equal to the fair market value of the common stock on the date of the grant by the Compensation Committee), in addition to the stock option you've already been granted.

3. Participate in deCODE's benefit plans that deCODE provides to its U.S. employees.

4. So long as reasonably comparable health insurance coverage is not provided to you by deCODE, deCODE will reimburse you (or pay directly to your current employer on your behalf, as you and your current employer may agree) for the cost to you of all health, dental and hospital insurance benefits to which you are entitled from your current employer under the U.S. federal law popularly known as COBRA.

5. deCODE, or an appropriate subsidiary, will provide office space in Boston, Massachusetts to be the primary location for you and your department. However, you will travel to Iceland, as deemed necessary by deCODE, to perform your responsibilities for deCODE.

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6.   deCODE will maintain an apartment in Iceland for your use during the periods that you are working in Iceland on behalf of deCODE.

7. deCODE will provide you with up to $150,000 of funding for your use in sponsoring research or establishing collaborations with academic institutions on behalf of deCODE, subject to satisfactory terms and conditions being reached between deCODE and such academic institutions.

This letter is not an employment contract and you will be an employee at-will. Therefore, either you or deCODE will have the right to terminate your employment at will, with or without cause, at any time.

Sincerely yours, deCODE genetics, Inc.


/s/ Kari Stefansson
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Dr. Kari Stefansson
President and Chief Executive Officer